UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 27, 2011

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-08092 (Commission File Number)	94-1620407 (I.R.S. Employer Identification No.)
468 N. Camden Dr., 2nd Floor Beverly Hills, California (Address of Principal Executive Offices)	90210 (Zip Code)

(310) 860-5184
(Registrant’s Telephone Number, Including Area Code)

(Former name, former address, and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 27, 2011, Oxis International, Inc., a Delaware corporation (the “Company”), appointed Kenneth Eaton to the Company’s Board of Directors.  Mr. Eaton was granted a non-qualified stock option to purchase up to 250,000 shares of the Company’s common stock (“Common Stock”) under the Company’s 2010 Equity Compensation Plan and, beginning in 2012, will receive an annual non-qualified stock option to purchase 250,000 shares of common stock on the date of the annual stockholders meeting.  Mr. Eaton will also receive a quarterly payment of $4,500 for his services on the Board of Directors of the Company.

The options vest and become exercisable in equal quarterly installments during the one-year period following the date of grant, and will have an exercise price equal to the closing price of the Company’s common stock on the date of grant.  The options have a term of 10 years from the date of grant.

Ken Eaton, 52, has over 25 years of experience in operational and merchandising in big box retail organizations, and is the Co-Founder and Executive Director of Silverlink Holdings, a position he has held since September 2007.  Silverlink Holdings operates a consumer products company with distribution in North America and Asia.  Prior to founding Silverlink in 2007, Mr. Eaton served in various capacities at Wal-Mart, including VP Divisional Merchandising Manager (DMM) and SR VP General Merchandising Manager (GMM) since 1987.  In 2001, Mr. Eaton was appointed to lead the formation of Wal-Mart’s global procurement division.

Item 9.01.                      Financial Statements and Exhibits

(d)           Exhibits.  The following exhibits are included as part of this report, and incorporated herein by reference in their entirety.

99.1	Press Release, dated June 27, 2011, regarding the appointment of Ken Eaton to the Company’s Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2011	OXIS INTERNATIONAL, INC. By:/s/ BERNARD LANDES Bernard Landes, President